UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 11, 2026

(Date of earliest event reported)

Intrepid Potash, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34025	26-1501877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

707 17th Street, Suite 4200

Denver, Colorado 80202

(Address of principal executive offices and zip code)

(303) 296-3006

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	IPI	New York Stock Exchange

Indicate by checkmark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

Effective March 11, 2026, Matthew Preston departed from his position as Chief Financial Officer of Intrepid Potash, Inc. (“Intrepid” or the “Company”). Mr. Preston’s departure was not a result of any disagreement with the Company on any matter relating to its operations, policies or practices. Since joining Intrepid in 2008, Mr. Preston contributed meaningfully to the Company’s growth and success and was instrumental in leading the organization during its management transition in 2024. We are grateful for his many years of service and wish him all the best in his future pursuits.

In connection with his departure, on March 16, 2026, Mr. Preston and the Company entered into a Separation Agreement (the “Agreement”). Subject to specified conditions, including a general release of claims and his continued compliance with the covenants and obligations set forth in the Agreement, Mr. Preston will receive, among other things, a cash lump sum payment in the amount of $1,335,638 for transition services and forfeiture of all unvested equity awards. The benefits and payments under the Agreement are subject to clawback for non-compliance with the terms of the Agreement.

The foregoing summary of the Agreement does not purport to be complete and is subject to and is qualified in its entirety by the terms of the Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Appointment of Interim Principal Financial Officer

On March 11, 2026, the Board appointed Cris Ingold, the Company’s Chief Accounting Officer, to serve as interim principal financial officer for SEC reporting purposes, effective that day. Mr. Ingold will continue to serve as Chief Accounting Officer and principal accounting officer of the Company concurrently with his role as interim principal financial officer.

Mr. Ingold, age 61, has served as the Company’s Chief Accounting Officer since April 2024, and served as Corporate Controller from November 2019 to April 2024. Previously, Mr. Ingold served in successively more senior accounting roles since joining the Company in 2011. Before joining the Company, Mr. Ingold worked in a variety of accounting roles at various public companies and also worked at Deloitte & Touche LLP serving both public and private audit clients in a wide variety of industries. Mr. Ingold is a certified public accountant and a member of the American Institute of Certified Public Accountants.

In connection with his appointment, in addition to his current base salary, Mr. Ingold will receive the following compensation: (i) an additional $12,000 a month during his service as interim principal financial officer; and (ii) a one-time cash bonus of $50,000. Mr. Ingold will continue to participate in the benefit programs generally provided by the Company in same manner as in his prior position with the Company.

There are no understandings or arrangements with any person pursuant to which Mr. Ingold was selected as interim principal financial officer. In addition, there are no family relationships between Mr. Ingold and any director or executive officer of the Company, and there are no transactions between Mr. Ingold and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Separation Agreement, dated March 16, 2026, between Matthew Preston and Intrepid Potash, Inc.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREPID POTASH, INC.

Dated: March 16, 2026	By:	/s/ Christina C. Sheehan
Christina C. Sheehan
General Counsel and Secretary